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                                                                   EXHIBIT 3.179

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        THOROUGHBRED MINING COMPANY, LLC

         THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") of THOROUGHBRED MINING COMPANY, LLC (the "LLC"), is dated as of January 23, 2002 and made by Peabody Energy Corporation, a Delaware corporation (the "Member").

                                   WITNESSETH:

         WHEREAS, the LLC is a limited liability company formed under the Delaware Limited Liability Company Act (the "Delaware LLC Act") pursuant to a Certificate of Formation filed with the Delaware Secretary of State on March 7, 2002; and

         WHEREAS, the Member is the sole member of the LLC.

         NOW, THEREFORE, the Member hereby declares as follows:

         1.       LLC FORMATION, NAME, PLACE OF BUSINESS

                  1.1      FORMATION OF LLC; CERTIFICATE OF FORMATION

                           The Member of the LLC hereby acknowledges the formation of the LLC as a limited liability company pursuant to the Delaware LLC Act by virtue of the filing of a Certificate of Formation with the Delaware Secretary of State on March 7, 2002.

                  1.2      NAME OF LLC

                           The name of the LLC as of the date of this Agreement is and shall continue to be "Thoroughbred Mining Company, LLC". The business of the LLC may be conducted under any other name that is permitted by the Delaware LLC Act and selected by the Member. The Member promptly shall execute, file, and record any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the LLC conducts business and shall take such other action as such Member determines is required by or advisable under the laws of the State of Delaware, or any other state in which the LLC conducts business, to use the name or names under which the LLC conducts business.

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                  1.3      PLACE OF BUSINESS

                           The LLC's principal place of business shall be St. Louis, Missouri. The Member may establish and maintain such other offices and additional places of business of the LLC, either within or without the State of Delaware, or close any office or place of business of the LLC, as he or she deems appropriate.

                  1.4      REGISTERED AGENT

                           The street address of the initial registered office of the LLC shall be:

                           The Corporation Trust Company
                           Corporation Trust Center
                           1209 Orange Street
                           Wilmington, Delaware 19801

         and the LLC's registered agent at such address shall be Corporation Service Company. The Member may from time to time appoint a new resident agent for the LLC.

         2.       PURPOSES AND POWERS OF LLC

                  2.1      PURPOSES

                           The purposes of the LLC shall be (i) to acquire, lease, sell or otherwise dispose of and/or hold coal, surface and other minerals, (ii) invest in, develop and/or operate various power generating facilities, coal mines, other energy related concerns and related transactions, (iii) to undertake any lawful transactions and engage in any lawful activity incidental to or in furtherance of the foregoing purposes or otherwise related to the energy business; and
         (iv) as agreed by the Member, to engage in any other lawful business, purpose or activity permitted by the Delaware LLC Act.

                  2.2      POWERS

                           The LLC shall have all the powers and privileges as are necessary or convenient to the conduct, promotion, or attainment of the business, purposes or activities of the LLC.

         3.       TERM OF LLC

                           The LLC commenced on the date upon which the Certificate of Formation was duly filed with the Delaware Secretary of State and shall continue until the dissolution of the LLC as provided by the Delaware LLC Act.

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         4.       LIABILITY OF MEMBER

                           Except as otherwise provided in the Delaware LLC Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and neither the Member, nor any director, manager, officer, employee, shareholder, controlling person or agent of the LLC or the Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a member or a manager, director, officer, employee, shareholder, controlling person or agent of the LLC or the Member. The failure of the LLC to observe any formalities or requirements relating to the exercise of its power or management of its business or affairs under the Delaware LLC Act or this Agreement shall not be grounds for imposing personal liability on the Member, or any director, manager, officer, employee, shareholder, controlling person or agent of the LLC or the Member for liabilities of the LLC.

         5. CAPITALIZATION, MEMBERSHIP INTEREST AND DISTRIBUTIONS OF CASH FLOW AND CERTAIN PROCEEDS.

                  5.1      CAPITALIZATION

                           Concurrent with the execution of this Agreement, the Member shall make a $1,000 capital contribution to the LLC, in cash.

                  5.2      NO ADDITIONAL CAPITAL CONTRIBUTIONS

                           The Member shall have no obligation to make additional capital contributions to the LLC.

                  5.3      MEMBERSHIP INTEREST

                           The Member shall own one hundred percent (100%) of the membership interests in the LLC, and all profits and losses shall be allocated to the Member.

                  5.4      DISTRIBUTIONS

                           The Member shall decide whether and in what amounts the proceeds received by the LLC shall be distributed. All such proceeds, if any, shall be distributed one hundred percent (100%) to the Member.

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         6.       MANAGEMENT

                  6.1      MEMBER MANAGEMENT

                           Except as otherwise expressly provided in this Agreement, the business affairs of the LLC shall be managed and controlled by the Member, and the Member shall have fully, exclusive, and complete authority and discretion to make all the decisions affecting the business and affairs of the LLC, and to take all such actions as the member deems necessary or appropriate to accomplish the purposes of the LLC; and any action taken by the Member shall be binding on the LLC.

         7.       INDEMNIFICATION OF REPRESENTATIVES, COMMITTEE MEMBERS AND
                    EMPLOYEES

                  7.1      INDEMNIFICATION

                           The LLC shall indemnify and hold harmless the Member and each director, manager, officer, employee, shareholder, controlling person, agent and representative of the LLC and of the Member (individually, in each case, an "Indemnitee") to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), reasonable expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, causes of action, demands, actions, suits, or proceedings (unless asserted by the LLC against the Indemnitee), whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC (a "Claim"), regardless of whether such Indemnitee continues to be a Member or a director, officer, employee, shareholder, controlling person, agent or representative of the LLC or the Member at the time any such liability or expense is paid or incurred, if such Indemnitee determined in good faith that such conduct was in the best interest of the LLC and such Indemnitee's conduct did not constitute fraud, gross negligence, or willful misconduct and was within the scope of the Indemnitee's authority; provided that all claims for indemnification by an Indemnitee shall be made only against and shall be limited to the assets of the LLC and no Indemnitee shall have recourse against the Member with respect to any such Claim. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendre or its equivalent shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee's conduct did constitute fraud, gross negligence, or willful misconduct.

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                  7.2      EXPENSES

                           Expenses incurred by an Indemnitee in defending any Claim subject to this SECTION 7 shall, from time to time, upon request by the Indemnitee, be advanced by the LLC prior to the final disposition of such Claim upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount, together with interest on any such advance or advances at the rate equal to two percentage points above the "Federal short-term rate" as defined in the Internal Revenue Code section 1274(d)(1)(C)(i) or the maximum rate permitted under applicable law, promptly upon (and in no event more than ten days after) a determination in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this SECTION 7.

                  7.3      OTHER RIGHTS

                           The indemnification provided by this SECTION 7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement or as approved by the Member, as a matter of law or equity, or otherwise, both as to an action in such Indemnitee's capacity as the Member or as a director, manager, officer, employee, shareholder, controlling person, agent or representative of the LLC or the Member, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity with respect to those periods during which such Indemnitee served, and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

                  7.4      NOTICE

                           Promptly after receipt of notice of the commencement of any Claim, an Indemnitee will, if indemnification in respect thereof is to be sought against the LLC under this SECTION 7, notify the LLC of the initiation thereof, but the omission so to notify the LLC will not relieve the LLC from any liability that the LLC may have to such Indemnitee otherwise than under this SECTION 7, or under this SECTION 7 except to the extent that the LLC is adversely affected by such lack of notice.

                  7.5      COUNSEL

                           The LLC shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or other resolution of any Claim. In the event that the LLC shall elect not to undertake such defense or other resolution or within a reasonable time after notice of such Claim from an Indemnitee, the LLC shall fail to defend or otherwise resolve such Claim, such Indemnitee (upon further written notice to the LLC) shall have the right to undertake the defense, compromise, or settlement of such

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         Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the LLC.

                  7.6      OTHER PERSONS

                           The provisions of this SECTION 7 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other person or entity.

                  7.7      INSURANCE

                           The LLC may purchase and maintain insurance of a kind normal and customary in the industry in which the LLC conducts business on behalf of any Indemnitee against any liability asserted against an Indemnitee and incurred by an Indemnitee in such capacity, or arising out of such Indemnitee's status as aforesaid, whether or not the LLC would have the power to indemnify such Indemnitee against such liability under this SECTION 7.

         8.       DISSOLUTION AND LIQUIDATION

                  8.1      EFFECT OF DISSOLUTION

                           Upon dissolution, the LLC shall cease carrying on its business but shall not terminate until the winding up of the affairs of the LLC is completed, the assets of the LLC shall have been distributed as provided below and a Certificate of Cancellation of the LLC under the Delaware LLC Act has been filed with the Secretary of State of the State of Delaware.

                  8.2      LIQUIDATION UPON DISSOLUTION

                           Upon the dissolution of the LLC, sole and plenary authority to effectuate the liquidation of the assets of the LLC shall be vested in the Member, which shall have full power and authority to sell, assign and encumber any and all of the LLC's assets and to wind up and liquidate the affairs of the LLC in an orderly and business-like manner. The proceeds of liquidation of the assets of the LLC distributable upon a dissolution and winding up of the LLC shall be applied in the following order of priority:

                           (i) first, to the creditors of the LLC, which may include the Member as a creditor, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the LLC (or any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provisions for payment thereof; and

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                           (ii)     thereafter, one hundred percent (100%) to
         the Member.

                  8.3      WINDING UP AND CERTIFICATE OF CANCELLATION

                           The winding up of the LLC shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provisions therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Member. Upon the completion of the winding up of the LLC, a Certificate of Cancellation of the LLC shall be filed with the Delaware Secretary of State.

         9.       AMENDMENT

                           This Agreement may be amended or modified by a written instrument executed by the Member.

         10.      GOVERNING LAW

                           This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

                           IN WITNESS WHEREOF, the undersigned has duly executed this Agreement, as of the day and year first herein above set forth.

                                               PEABODY ENERGY CORPORATION

                                               By: /s/ Steven F. Schaab
                                                   -----------------------------
                                               Name: Steven F. Schaab
                                               Title: Vice President & Treasurer

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